THIRD RESTATED BYLAWS
OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

Restated as of June 25, 2003

2

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ARTICLE V NOTICE, WAIVERS OF NOTICE		18

5.1	Notice, What Constitutes	18

5.2	Waivers of Notice	18

ARTICLE VI REGISTRATION, TRANSFER OF MEMBERSHIP INTERESTS, RESTRICTIONS ON TRANSFER		19

6.1	Registration	19

6.2	No Certificates	20

6.3	Substituted Member; Assignees	20

6.4	Date to Recognize Transfers	21

6.5	Reliance on Transfer Application	21

6.6	Rights of Transferee	21

6.7	Lender Ownership Limit	22

6.8	Record Holder of Units and Preferred Units	23

6.9	Determination of Unit Holders of Record	24

6.10	Current Transfer Restrictions	24

6.11	Additional Restrictions on Transfer	28

ARTICLE VII GENERAL PROVISIONS		29

7.1	Contracts, etc.	29

7.2	Checks	29

7.3	Company’s Seal	29

7.4	Deposits	29

7.5	Amendment of Bylaws	29

7.6	Limited Liability Company Agreement	29

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THIRD RESTATED BYLAWS
OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

Restated as of June 25, 2003

     All capitalized words and terms used in these Third Restated Bylaws (“Bylaws”) and not defined herein shall have the respective meanings ascribed to them in the Limited Liability Company Agreement of JCM Partners, LLC (the “Company”) as amended (the “Limited Liability Company Agreement”). These Third Restated Bylaws restate the Second Restated Bylaws, dated as of June 26, 2002, as amended by the Amendment to the Second Restated Bylaws, dated as of March 26, 2003. These Bylaws shall be deemed an amendment and supplement to and part of the Limited Liability Company Agreement.

ARTICLE I
OFFICES AND FISCAL YEAR

     1.1 Registered Office. The registered office of the Company shall be in the City of Wilmington, County of New Castle, State of Delaware until a change in such office is established by resolution of the Board of Managers and a statement of such change is filed in the manner provided by applicable law.

     1.2 Other Offices. The Company may also have offices and keep its books, documents and records at such other places within or without the State of Delaware as the Board of Managers may from time to time determine or the business of the Company may require.

     1.3 Fiscal Year. The fiscal year of the Company shall end on the last day of December in each year or on such other date as the Board of Managers may designate by resolution.

ARTICLE II
MEETINGS OF UNIT HOLDERS

     2.1 Annual and Special Meetings.

           (a) The annual meeting of Unit Holders of the Company entitled to vote thereon for the election of the appropriate class and number of Managers, pursuant to the terms of the Limited Liability Company Agreement, and for the transaction of such other business as properly may come before such meeting, shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be fixed from time to time by resolution of the Board of Managers and set forth in the notice or waiver of notice of the meeting.

           (b) A special meeting of the Unit Holders of the Company may be called at any time by (1) the Board of Managers or (2) the Chairman upon receipt of a written request for a special meeting signed by the holders of at least ten percent (10%) of the outstanding Units and Preferred Units meeting the following requirements: (i) setting forth the resolution to be presented by the Unit Holders, (ii) providing the information specified in Section 2.11(b) of these Bylaws (iii) listing all Unit Holders and beneficial owners, if any, together with their names and addresses, who have been solicited to sign the written request calling for the special meeting, whether or not such Unit Holders each joined in the request, (iv) providing a copy of any correspondence and other material used in soliciting Unit Holders or beneficial owners to support the request, including, but not limited to, any agreement or other materials that Unit Holders or beneficial owners were requested to execute in connection with such request; and (v) furnishing such other information and further material as the Company requests.

           (c) Upon receipt of a proper and complete request from holders of a sufficient percentage of Units and Preferred Units to call a special meeting in accordance with Section 2.1(b), the Chief Executive Officer or her or his designee shall, in his or her sole discretion, set the date, time and place of such meeting and shall notice such meeting in accordance with Section 2.2 of the Bylaws.

     2.2 Notice of Meetings; Waiver.

           (a) The Secretary or any Assistant Secretary shall cause written, telephonic or telecopied notice of the place, date, and hour of each meeting of Unit Holders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by telephone, facsimile, other electronic transmission, or mail, not less than ten (10) nor more than sixty (60) days prior to the meeting, to each Unit Holder entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a Unit Holder when deposited in the United States mail, postage prepaid, directed to the Unit Holder at his, her, or its address as it appears on the record of Unit Holders of the Company, or, if he, she or it shall have duly filed with the Secretary of the Company a written request that notices to him, her, or it be mailed to some other address, then directed to such other address. Such further notice shall be given as may be required by law.

           (b) No notice of any meeting of Unit Holders need be given to any Unit Holder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of Unit Holders need be specified in a written waiver of notice. The attendance of any Unit Holder at a meeting of Unit Holders shall constitute a waiver of notice of such meeting, except when the Unit Holder attends a meeting for the sole and express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     2.3 Quorum. The required number of Unit Holders to be present at any meeting of Unit Holders so to constitute a quorum thereat shall be as set forth in the Limited Liability Company Agreement.

     2.4 Reserved.

     2.5 Adjournment. If a quorum is not present at any meeting of Unit Holders, the Unit Holders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of Unit Holders of the Company need not be given if the place, date, and hour thereof are announced at the meeting at which the adjournment is taken; provided, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting, conforming to the requirements of Section 2.2 hereof, shall be given to each Unit Holder entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

     2.6 Proxies.

           (a) Any Unit Holder entitled to vote at a meeting of Unit Holders or to express consent to or dissent from action without a meeting may, by a written instrument signed by such Unit Holder or his, her or its attorney-in-fact, authorize another Person to vote at any such meeting and express such consent or dissent for him, her or it by proxy, and such proxy is filed with the Secretary of the Company. Execution may be accomplished by the Unit Holder or his, her or its authorized officer, director, employee or agent signing such writing or causing his, her or its signature to be affixed to such writing by any reasonable means including, but not limited to, facsimile signature. A Unit Holder may authorize another Person to act for him, her or it as proxy by transmitting or authorizing the transmission of a telegram, facsimile or other means of electronic transmission to the Person who will be the holder of the proxy; provided, that any such telegram, facsimile or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, facsimile or other electronic transmission was authorized by the Unit Holder. Any proxy purporting to be executed in accordance with this Section shall be presumptively valid.

           (b) No such proxy shall be voted or acted upon after the expiration of one (1) year from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the Unit Holder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A Unit Holder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

     2.7 Organization; Procedure. At every meeting of Unit Holders, the presiding officer shall be the Chairman of the Board or, in the event of his or her absence or disability, the President or, in the event of his or her absence or disability, a presiding officer chosen by the Board of Managers prior to or at such meeting. The Secretary, any Assistant Secretary, or any appointee of the presiding officer shall act as secretary of the meeting. The order of business and all other matters of procedure at every meeting of Unit Holders may be determined by such presiding officer.

     2.8 Inspectors. The presiding officer of the meeting of Unit Holders shall appoint one or more inspectors to act at any meeting of Unit Holders. Such inspectors shall perform such duties as shall be specified by the presiding officer of the meeting. Inspectors need not be Unit Holders. No Manager or nominee for the office of Manager shall be appointed to be such inspector.

     2.9 Consent of Unit Holders in Lieu of Meeting. Unless the Board of Managers determines, in its discretion, that a proposal should be submitted to the Unit Holders by the Board of Managers for action by written consent, all actions of Unit Holders shall be taken at an annual or special meeting of Unit Holders and Unit Holders shall not have the right to act by written consent.

     2.10 Action by Telephonic Communications. Unit Holders may participate in a meeting of Unit Holders by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     2.11 Unit Holder Proposals and Nominations.

           (a) For any Unit Holder proposal or nomination for election to the Board of Managers to be presented in connection with an annual meeting of Unit Holders of the Company, as permitted by these Bylaws or required by applicable law, the Unit Holder must have furnished a timely written notice thereof to the Chairman of the Company in accordance with this Section 2.11. To be timely, a Unit Holder’s notice must be delivered to the Chairman at the principal business offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, a request by the Unit Holder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

           (b) Only persons who are selected and recommended by the Board of Managers or a committee thereof, or who are nominated by Unit Holders in accordance with the procedures set forth in this Section 2.11, shall be eligible for election, or qualified to serve, as Managers. Nominations of individuals for election to the Board of Managers at any annual meeting or any special meetings at which Managers are to be elected may be made by any Unit Holder entitled to vote for the election of Managers at that meeting by compliance with the procedures set forth in this Section 2.11. Nominations by Unit Holders (the “Nominating Unit Holders”) shall be made by written notice (a “Nomination Notice”), which shall set forth (i) as to each individual nominated, (A) the name, date of birth, business address and residence address of such individual; (B) the business experience during the past five (5) years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and such other information as to the nature of his responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) whether the nominee is or has ever been at any time a director, officer or owner of more than five percent (5%) or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (D) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and (E) whether, in the last five (5) years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, judgment, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; (ii) as to the Nominating Unit Holder and any Persons acting in concert with such Nominating Unit Holder (a) the names and business addresses of such Nominating Unit Holder and such Persons, (b) the names and addresses of such Nominating Unit Holder and such Persons as they appear on the Company’s books (if they so appear), and (c) the class and number of Units and Preferred Units of the Company which are beneficially owned by such Nominating Unit Holders and such Persons; and (iii) any plans or proposals of any of the nominees, the Nominating Unit Holder and/or any Persons acting in concert with any such persons, which would result in a change of control of the Company, a tender offer for Units or Preferred Units, any merger, reorganization, liquidation or other event which might cause any Unit Holders to recognize gain or loss upon the disposition of their Units or Preferred Units or upon the receipt of any proceeds attributable to such Units or Preferred Units, or any other event required to be reported pursuant to Item 4 of Schedule 13 promulgated under the Exchange Act, as in effect on the date of this Bylaw amendment. A written consent to being named in a proxy statement as a nominee, and to serve as a Manager, if elected, signed by the nominee, shall be filed with any Nomination Notice.

           (c) No proposal for a Unit Holder vote shall be submitted by a Unit Holder (a “Unit Holder Proposal”) to the Company’s Unit Holders unless the Unit Holder submitting such proposal (the “Proponent”) shall have delivered to the Chairman of the Company, at its principal offices, a written notice setting forth (i) the names and business addresses of the Proponent and all Persons (as such term is defined in Section 3(a)(9) of the Exchange Act) acting in concert with the Proponent; (ii) the names and addresses of the Proponent and the Persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by the Proponent and the Persons identified in clause (i); (iv) the proposal of the Unit Holder Proposal; (v) any plans or proposals of the Proponent and/or any Persons acting in concert with any such person, which would result in a change of control of the Company, a tender offer for Units or Preferred Units, any merger, reorganization, liquidation or other event which might cause any Unit Holders to recognize gain or loss upon the disposition of their Units or Preferred Units or upon the receipt of any proceeds attributable to such Units or Preferred Units, or any other event required to be reported pursuant to Item 4 of Schedule 13 promulgated under the Exchange Act, as in effect on the date of this Bylaw amendment; and (vi) such other information as the Board of Managers reasonably determines is necessary or appropriate to enable the Board of Managers and Unit Holders of the Company to consider the Unit Holder Proposal.

           (d) Except as otherwise provided by law, the presiding officer of the Unit Holder meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting by a Unit Holder was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or proposal is not in compliance with these Bylaws, to declare that such defective proposal or nomination is out of order, shall not be presented for Unit Holder action and shall be disregarded.

           (e) Notwithstanding the foregoing provisions of this Section 2.11, in order to include information with respect to a Unit Holder proposal in the proxy statement and form of proxy for a Unit Holders’ meeting, Unit Holders must provide notice as required by the regulations promulgated under the Exchange Act. Nothing in these Bylaws shall be deemed to affect any rights of Unit Holders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under such Act.

ARTICLE III
BOARD OF MANAGERS

     3.1 General Powers. Except as may otherwise be provided by the Act or by the terms of the Limited Liability Company Agreement, the property, affairs and business of the Company shall be managed by or under the direction of the Board of Managers, and the Board of Managers may exercise all the powers of the Company as set forth in the Limited Liability Company Agreement. The Managers shall act only as a Board or by designated committees, and the individual Managers shall have no power as such.

     3.2 Number and Term of Office. The number and classes of Managers constituting the entire Board of Managers shall be as provided by the terms of the Limited Liability Company Agreement. Each Manager (whenever elected) shall, subject to the terms of the Limited Liability Company Agreement, hold office until his or her earlier death, resignation, or removal. A Manager shall not be required to be a Unit Holder or a resident of the State of Delaware or State of California.

     3.3 Election of Managers. Except as provided in Section 3.12 hereof, or as otherwise provided in the Limited Liability Company Agreement, the appropriate class and number of Managers shall be elected at each annual meeting of Unit Holders. At each meeting of Unit Holders for the election of Managers, provided a quorum is present, the appropriate class and number of Managers to be elected thereat shall be elected by the vote of Unit Holders (entitled to vote thereon) set forth in the Limited Liability Company Agreement. The Limited Liability Company Agreement shall govern the election of specific classes of Managers.

     3.4 Annual and Regular Meetings. The annual meeting of the Board of Managers for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of Unit Holders at the place of such annual meeting of Unit Holders or at such other place as the Board of Managers may determine. Notice of such annual meeting of the Board of Managers need not be given. The Board of Managers from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meeting. Notice of regular meetings need not be given; provided, that if the Board of Managers shall fix or change the time or place of any regular meeting, notice of such action shall be mailed, given by telephone, hand delivered or sent by facsimile promptly, to each Manager who shall not have been present at the time of the meeting at which such action was taken. Notice of such action need not be given to any Manager who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Manager who submits a signed waiver of notice, whether before or after such meeting.

     3.5 Special Meetings; Notice. Special meetings of the Board of Managers shall be held whenever called by the Chairman of the Board, by the President or by a majority of the members of the Board of Managers, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Managers may be called on forty-eight (48) hours’ notice, if notice is given to each Manager personally or by telephone or facsimile, or on four (4) days’

notice, if notice is mailed to each Manager. Unless otherwise indicated in the notice thereof, and subject to the terms of Limited Liability Company Agreement, any and all business may be transacted at any special meeting of the Board of Managers. Notice of any special meeting need not be given to any Manager who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Manager who submits a signed waiver of notice, whether before or after such meeting.

     3.6 Quorum; Voting. Subject to the terms of the Limited Liability Company Agreement and these Bylaws with respect to matters on which action may be taken without the presence of a quorum, at all meetings of the Board of Managers, the presence of a majority of the total authorized number of members of the Board shall constitute a quorum for the transaction of business. Except as otherwise required by law, and subject to the terms of the Limited Liability Company Agreement and these Bylaws (with respect to the required vote of disinterested Managers on certain specified matters or otherwise), the vote of a majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board of Managers.

     3.7 Adjournment. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting of the Board of Managers to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 hereof shall be given to each Manager.

     3.8 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all members of the Board of Managers consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Managers.

     3.9 Regulations; Manner of Acting. To the extent consistent with applicable law and the terms of the Limited Liability Company Agreement, the Board of Managers may adopt such rules and regulations for the conduct of meetings of the Board of Managers and for the management of the property, affairs and business of the Company as the Board of Managers may deem appropriate.

     3.10 Action by Telephonic Communications. Members of the Board of Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     3.11 Special Duties and Obligations of Managers; Resignations; Removal.

           (a) Subject to the terms of the Limited Liability Company Agreement, a Manager may resign at any time upon sixty (60) days prior notice to the Company; provided, however, that upon the effective date of the amendment to this Section 3.11 (June 26, 2002), a Manager may resign immediately upon notice to the Company. Any Manager who does not so resign shall thereafter be bound by this Section 3.11, as amended.

           (b) A Manager, other than the CEO-Manager, may be removed by the Unit Holders only for Cause (as defined below), at an annual or special meeting of Members upon the Consent of more than two-thirds in interest (66-2/3%) of the total then outstanding Units and Preferred Units; provided, however, that no such Manager may be so removed if the votes against his or her removal would be sufficient to elect such Manager if such votes were voted cumulatively at a meeting where all Managers, other than the CEO-Manager, are being elected. “Cause” shall be defined for the purposes of this Section 3.11(b) as consisting of a felony or of conviction of a crime involving moral turpitude.

           (c) A Manager, other than the CEO-Manager, may be removed by the Board of Managers either

i.	for Cause (as defined in Section 3.11(b)), or

ii.	for a violation of the Special Rules for Managers (as defined in Section 3.11(d) below).

Removal by the Board of Managers pursuant to this Section 3.11(c) may be at an annual, regular or special meeting of the Board of Managers, upon the vote in favor of such removal for Cause or for a violation of the Special Rules for Managers by a majority of the Managers then holding office not counting the Manager subject to removal (i.e., if 10 Managers are in office, a Manager may be removed by the affirmative vote of five Managers).

           (d) Each of the following items are Special Rules for Managers. In addition to any other legal or equitable remedies the Company may have for a violation of the Special Rules for Managers, pursuant to Section 3.11(c), the Board of Managers may remove a Manager for a violation of any of the following items:

i.	A Manager (during a Manager’s term of office and thereafter) shall preserve the confidentiality of the Company’s Confidential Information (as defined in Section 3.11(e) below).

ii.	A Manager who is contacted by any person interested (an “Interested Person”) in obtaining control of the Company or the Company’s assets (an “Indication of Interest”) shall instruct the Interested Person to contact the Company’s Chief Executive Officer.

iii.	A Manager shall not solicit any person to make an offer to obtain control of the Company or the Company’s assets.

iv.	No Manager shall engage in any direct or indirect discussions or negotiations with any Interested Person, or any representatives of any Interested Person, about an Indication of Interest, except during a Board of Managers meeting at which such Interested Person (and/or such Interested Person’s representatives) has been invited by either the CEO-Manager or a majority of the Managers then holding office, other than

a. the Chairman of the Board;

b. the CEO-Manager;

c. a Manager authorized by the CEO-Manager; or

d. a Manager authorized by a majority of the Managers then holding office.

Nothing in this Section 3.11(d)(iv) shall prevent a Manager from discussing with any person, including an Interested Person, the sale of Units and Preferred Units beneficially owned by the Manager or otherwise reported by the Manager to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act, subject to compliance with applicable law and the balance of this Section 3.11.

           (e) “Confidential Information” as used in Section 3.11(d) herein shall mean:

i.	information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and which is subject to efforts that are reasonable under the circumstances to maintain its confidentiality;

ii.	information received under express or implied conditions of confidentiality;

iii.	all information received by a Manager in his or her capacity as a Manger, including, but not limited to, written material furnished to the Board of Managers by the Company or the Company’s advisors, information provided to the Board of Managers at a Board of Managers meeting, whether verbally or in writing, and all communications received by a Manager from Interested Persons; or

iv.	any other information concerning the Company’s business, the unauthorized disclosure of which could be detrimental to the interests of Company.

     In addition to the specific items set forth in Section 3.11(e)(iii) above, by example and without limitation, Confidential Information also includes any and all information concerning real estate appraisals or valuations, forecasts or projections, unpublished financial information and budgets. This information may be contained in materials such as reports, board minutes or board materials, or may constitute unwritten information.

     Notwithstanding the foregoing, “Confidential Information” shall not include any information that a Manager can demonstrate is public knowledge (through no fault of the Manager).

     3.12 Vacancies and Newly Created Managerships. Subject to the terms of the Limited Liability Company Agreement, if any vacancies shall occur in the Board of Managers, by reason of death, resignation, removal or otherwise, or if the authorized number of Managers shall be increased by the Board of Managers, the Managers then in office shall continue to act, and such vacancies and newly created Managerships may be filled by a majority of the Managers then in office, although less than a quorum. A Manager elected to fill a vacancy or a newly created position on the Board shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created position on the Board of Managers also may be filled at any time by vote of Unit Holders pursuant to the terms of the Limited Liability Company Agreement and Section 3.3 hereof. In the event that a vacancy on the Board of Managers is filled pursuant to the terms of this Section 3.12, any such replacement shall assume the term of his/her predecessor. The Limited Liability Company Agreement establishes the size of the Board and within these limits, the Board, by resolution, may expand or decrease the size of the Board; provided, however, that a Manager cannot be removed from office on account of a reduction in the size of the Board until his or her term of office ends.

     3.13 Books and Records.

           (a) The Board of Managers shall cause to be kept complete and accurate books and records of account of the Company. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on a basis that permits the preparation of financial statements in accordance with federal income tax accounting and generally accepted accounting principles, and shall be made available to the Board of Managers for review from time to time, at the principal business office of the Company, for a purpose reasonably related to a Manager’s position as a manager (within the meaning of the Act) of the Company.

           (b) The Company shall maintain at its principal business office the following information: (i) a current list of the full name and last known business or mailing address of each Unit Holder and Manager, set forth in alphabetical order, (ii) a copy of the Certificate, the Limited Liability Company Agreement and Bylaws including all amendments thereto, and executed copies of all powers of attorney pursuant to which the Limited Liability Company Agreement or any amendment thereto has been executed, (iii) copies of the Company’s federal, state and local income tax returns and reports, for each fiscal year of the Company, (iv) copies of any financial statements of the Company for the three most recent years (or for such number of years as shall be necessary to afford a Unit Holder full information regarding the financial condition of the Company), (v) true and full information regarding the status of the business of the Company, (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Unit Holder and which each Unit Holder has agreed to contribute in the future, and the date on which each became a Unit Holder, and (vii) all other records and information required to be maintained pursuant to the Act. A Unit Holder desiring to review any of the foregoing information must, prior to being given access to such information, make a written request on the Board of Managers or President of the Company for permission to review such information. Such written request shall include the following information: (i) the name and record address of such Unit Holder; (ii) the class and number of Units and Preferred Units owned by such Unit Holder; and (iii) a detailed description of the reason(s) that the Unit Holder desires to obtain the information and the purpose or purposes for which the Unit Holder will use the information. No Unit Holder shall be permitted to review or receive any information requested in accordance with this Section 3.13(b) until such Unit Holder enters into a written agreement, in such form and substance as shall be satisfactory to the Chief Executive Officer or her or his designee, not to disclose to or use for the benefit of, in whole or in part, any third party the contents of the information provided to such Unit Holder pursuant to this Section. The Unit Holder’s rights to obtain any of the foregoing information shall also be subject to any other reasonable standards (including standards governing what information and documents are to be furnished at what time and locations and at whose expense) as shall be established by the Board of Managers from time to time.

           (c) Notwithstanding anything contained in the foregoing to the contrary, but subject to the provisions of the Act, the Board of Managers each has the right to keep confidential from the Unit Holders, for such period of time as the Board of Managers or President deems reasonable, any information which the Board of Managers or President reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers or President in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

     3.14 Reports. Forthwith upon request, the Board of Managers shall, at the cost and expense of the Company, cause the officers of the Company to furnish to each Manager such information bearing on the financial condition and operations of the Company as any such Manager may from time to time reasonably request for a purpose reasonably related to a Manager’s position as a “manager” (within the meaning of the Act) of the Company, provided however, that such Manager shall hold and maintain all such information in confidence unless otherwise approved in advance by the Board of Managers.

     3.15 Compensation to Managers. Compensation for any Manager shall be determined by the affirmative vote of a majority of the Managers. Upon submission of appropriate documentation, the Company shall reimburse Managers for all reasonable costs and expenses incurred by each Manager in the performance of his/her duties as a Manager of the Company.

     3.16 Reserves. The Board of Managers may from time to time in its discretion establish reasonable cash reserves.

     3.17 Committees of the Board of Managers. The Board of Managers may, from time to time, establish committees of the Board of Managers to exercise such powers and authorities of the Board of Managers and to perform such other functions, as the Board of Managers may from time to time determine by resolution. Such committees may include, for example, an Audit Committee. Such committees shall be composed of two or more Managers, and, in the case of the Audit Committee if one is created, such Managers shall be independent Managers. The Chairman of the Board shall appoint the chairman of each such committee, and the Board of Managers shall appoint the remaining members of the committee.

ARTICLE IV
OFFICERS

     4.1 Number. The officers of the Company will consist of a Chairman of the Board, a President, a Secretary, a Chief Financial Officer and, if deemed necessary, expedient, or desirable by the Board of Managers, one or more Assistant Secretaries, one or more Assistant Financial Officers, and such other officers with such titles as the resolution of the Board of Managers choosing them will designate.

     4.2 Election. Unless otherwise determined by the Board of Managers, officers of the Company will be elected by the Board of Managers at the annual meeting of the Board of Managers, and will be elected to hold office until the next succeeding annual meeting of the Board of Managers. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Managers. Each officer will hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     4.3 Salaries. The salaries of all officers, employees and other agents of the Company will be fixed by the Board of Managers, or by the officer or officers designated by the Board of Managers to establish such salaries.

     4.4 Resignation, Vacancies and Removal. Subject to any employment contractual arrangements that may be in place with the Company, any officer may resign at any time by giving written notice of resignation, signed by such officer, to the Board of Managers, at the Company’s principal office. Unless otherwise specified therein, such resignation will take effect upon delivery. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise, will, subject to the terms of the Limited Liability Company Agreement, be filled by the Board of Managers. Subject to any employment contractual arrangements that may be in place with the Company, all officers, agents and employees of the Company will be subject to removal with or without cause at any time by the affirmative vote of a majority of all members of the Board of Managers then in office.

     4.5 Authority and Duties of Officers. The officers of the Company shall have such authority and shall exercise such powers and perform such duties as may be specified in the Limited Liability Company Agreement, in these Bylaws or from time to time by the Board of Managers, except that in any event each officer shall exercise such powers and perform such duties as may be required by law. The express powers and duties set forth below for each officer shall not restrict nor be in limitation of any powers or duties that may be delegated to any such officer by the Board of Managers or the President.

     4.6 The Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Unit Holders and of the Board of Managers at which he or she is present. The Chairman of the Board (a) shall perform all of the duties usually incident to such office (analogizing to the office of chairman of the board of directors of a Delaware corporation), subject to the direction of the Board of Managers and (b) shall perform such other duties as may from time to time be assigned by the Board of Managers to the Chairman of the Board.

     4.7 The President. The President shall be the Chief Executive Officer of the Company, shall have general control and supervision of the policies and operations of the Company, and shall see that all orders and resolutions of the Board of Managers are carried into effect. He or she shall manage and administer the Company’s business and affairs. In the event of the absence of disability of the Chairman of the Board, the President shall preside at all meetings of the Unit Holders and of the Managers at which he or she is present. He or she shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company, and together with the Secretary, Chief Financial Officer or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Company, if any, is affixed, subject to any requirements for prior approval of the Board of Managers and/or the Unit Holders contained in the Act or in the Limited Liability Company Agreement. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Company as the conduct of the business of the Company may require, and to remove or suspend any employee or agent elected or appointed by him or her. The President shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

     4.8 The Vice President. If one or more Vice-Presidents is elected, he/they shall perform the duties of the President in his absence (in their order of rank) and such other duties as may from time to time be assigned to them by the Board of Managers or the President.

     4.9 The Secretary. The Secretary shall have the following powers and duties: (a) keep or cause to be kept a record of all the proceedings of the meetings of Unit Holders and of the Board of Managers in books provided for that purpose; (b) cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by law; (c) be the custodian of the records of the Company; (d) properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the terms of the Limited Liability Company Agreement or these Bylaws; (e) have charge of the books and ledgers of the Company and cause the books to be kept in such manner as to show at any time the Units and Preferred Units of all Unit Holders, the names (alphabetically arranged) and the addresses of the Unit Holders, the Units and Preferred Units held by such Unit Holders, and the date as of which each became a Unit Holder; (f) sign (unless the Chief Financial Officer, an Assistant Financial Officer or Assistant Secretary shall have signed) certificates (if any) representing Units and Preferred Units, the issuance of which shall have been authorized by the Limited Liability Company Agreement; and (g) perform, in general, all duties incident to the office of Secretary (analogizing to the office of secretary of a Delaware corporation) and such other duties as may be assigned to him or her from time to time by the Board of Managers or the President.

     4.10 Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

     The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

     4.11 Additional Officers. The Board of Managers may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Managers. The Board of Managers from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him or her, for or without cause.

     4.12 Failure to Elect. A failure to elect officers shall not dissolve or otherwise affect the Company.

ARTICLE V
NOTICE, WAIVERS OF NOTICE

     5.1 Notice, What Constitutes. Except as otherwise provided by applicable law, any provision of the Limited Liability Company Agreement or these Bylaws which requires notice to be given to any Manager or Unit Holder of the Company shall not be deemed or construed to require personal notice (unless otherwise expressly provided therein), such notice may be given in writing and delivered by telecopy, first or second class mail or Federal Express or similar expedited commercial carrier, addressed to such Manager or Unit Holder at his address as it appears on the records of the Company, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same is received or deposited in the U.S. mail or with Federal Express or similar expedited commercial carrier or at the time it is telecopied.

     Whenever any notice is required to be given by the terms of the Limited Liability Company Agreement or these Bylaws to any Unit Holder, to whom (a) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such Unit Holder during the period between such two consecutive annual meetings, or (b) all, and at least two, distributions (if sent by first class mail, Federal Express or similar expedited commercial carrier) during a twelve (12)-month period, have been mailed addressed to such Unit Holder at his address as shown on the records of the Company and have been returned undeliverable, the giving of such notice to such Unit Holder shall not thereafter be required. Any action or meeting which shall be taken or held without notice to such Unit Holder shall have the same force and effect as if such notice had been duly given.

     If any such Unit Holder shall deliver to the Company a written notice setting forth his then current address, the requirement that notice be given to such Unit Holder shall be reinstated.

     5.2 Waivers of Notice. Except as otherwise provided by the terms of these Bylaws, whenever any notice is required to be given under the terms of the Limited Liability Company Agreement or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Except as otherwise provided by applicable law, the terms of the Limited Liability Company Agreement or these Bylaws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of Unit Holders, Managers or members of a committee of Managers need be specified in any written waiver of notice of such meeting.

ARTICLE VI
REGISTRATION, TRANSFER OF MEMBERSHIP
INTERESTS, RESTRICTIONS ON TRANSFER

     6.1 Registration. The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe from time to time and subject to the provisions of this Section 6.1, the Company will provide for the registration and transfer of Membership Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and Preferred Units and Transfers of such Units and Preferred Units as herein provided. The Company shall not recognize Transfers of Membership Interests unless such Transfers are affected in the manner described in this Article 6. The Board of Managers may from time to time by resolution appoint

           (a) one or more Transfer Agents and registrars for the Units and Preferred Units of the Company,

           (b) a plan agent to administer any employee benefit, distribution reinvestment, or similar plan of the Company, and

           (c) a distribution disbursing agent to disburse any and all distributions authorized by the Board and payable with respect to the Units and Preferred Units of the Company.

The Board of Managers shall also have authority to make such other rules and regulations, not inconsistent with applicable law, the terms of the Limited Liability Company Agreement or these Bylaws, as it seems necessary or advisable with respect to the issuance, Transfer and registration of Units and Preferred Units.

     6.2 No Certificates. All Membership Interests in the Company shall be uncertificated, unless the Board determines to have the Membership Interests issued in the form of Unit and Preferred Unit Certificates. If the Board determines to issue Unit and Preferred Unit Certificates, the Board shall amend these Bylaws and/or the Transfer Application to impose reasonable conditions related to the Unit and Preferred Unit Certificates.

     6.3 Substituted Member; Assignees.

           (a) Until admitted as a Substituted Member pursuant to this Section 6.3, the Transferee of a record holder of a Membership Interest who has properly executed and delivered a Transfer Application to the Company shall be an Assignee in respect of such Membership Interest. Members may include custodians, nominees of any other individual or entity in its own or any representative capacity.

           (b) A Transferee of a Membership Interest who has completed and delivered a Transfer Application shall be deemed to have

1.	requested admission as a Substituted Member,

2.	agreed to comply with and be bound by and to have executed the Limited Liability Company Agreement,

3.	represented and warranted that such Transferee has the right, power and authority and, if an individual, the capacity to enter into the Limited Liability Company Agreement,

4.	granted the powers of attorney set forth in the Limited Liability Company Agreement,

5.	given the Consents and approvals and made the waivers contained in the Limited Liability Company Agreement, and

6.	directed the Secretary of the Company (or other Person designated by the Board of Managers) to execute the Limited Liability Company Agreement on such Person’s behalf which shall be deemed to be a sufficient act to comply with the requirements of Section 18-101(7)(a) of the Act to cause that Person to become an Assignee and to bind that Person to the terms and conditions of the Limited Liability Company Agreement.

           (c) Unless and until a duly executed Transfer Application is delivered by the Transferee to the Company with respect to such Units or Preferred Units, the transferor will be deemed to be the owner of record thereof for all purposes of this Agreement, including, without limitation, the allocation of profits and losses and the party to whom distributions will be made. Each Transferee of a Membership Interest (including any nominee holder or an agent acquiring such Membership Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Member with respect to the Membership Interests so Transferred to such Person. Such Assignee shall become a Substituted Member

1.	at such time as the Board of Managers, or its designate, consents thereto, which consent may be given or withheld in the Board of Manager’s discretion, and

2.	when any such admission is shown on the books and records of the Company.

           If such Consent is withheld, such Transferee shall be an Assignee. An Assignee shall have an interest in the Company equivalent to that of a Member with respect to allocations and distributions, including liquidating distributions, of the Company. With respect to voting rights attributable to Membership Interests that are held by Assignees, the Board of Managers shall be deemed to be the Member with respect thereto and shall, in exercising the voting rights in respect of such Membership Interests on any matter, vote such Membership Interests at the written direction of the Assignee who is the holder of such Membership Interests. If no such written direction is received, such Membership Interests will not be voted. An Assignee shall have no other rights as a Member.

           (d) If any Membership Interest is Transferred to a Transferee by operation of law (in any manner or by any means) and not otherwise in compliance with this Article 6, the acceptance by such Transferee of any interest in or benefits of such Transferred Units and Preferred Units shall be deemed to be a sufficient act to comply with Section 18-101(7)(a) of the Act and shall have the same consequences as set forth in Section 6.3(b)(6), and such Transferee shall provide such information as reasonably requested by the Company to properly maintain its books and records and to comply with applicable law, and if the Company determines that it does not have sufficient information, the Company may make any assumption relating thereto as it may determine in its sole discretion.

     6.4 Date to Recognize Transfers. From time to time, the Company may, in its sole discretion, adopt, amend or replace procedures for determining the date to recognize a Transfer of Units or Preferred Units, notwithstanding

           (a) the receipt of a duly executed Transfer Application subsequent to the date of the Transfer, or

           (b) the receipt of notice in appropriate form in accordance with applicable law of a Transfer by operation of law subsequent to the date of the Transfer.

     6.5 Reliance on Transfer Application. The Company may conclusively rely upon any Transfer Application that is completed in material conformity with the instructions thereto or any other evidence of authority described in the Transfer Instructions, without any duty to investigate or inquire into the validity or veracity of the Transfer.

     6.6 Rights of Transferee. In accordance with Section 6.3, the transferor shall be deemed to have given the Transferee the right to seek admission as a Substituted Member subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a

Membership Interest shall, however, only have the authority to convey to a purchaser or other Transferee who does not execute and deliver a Transfer Application

           (a) the right to negotiate such Membership Interest to a purchaser or other Transferee and

           (b) the right to Transfer the right to request admission as a Substituted Member to such purchaser or other Transferee in respect of the Transferred Membership Interests.

     6.7 Lender Ownership Limit.

           (a) No Lender (as defined below) may own Units or Preferred Units nor shall Units and Preferred Units be accepted, purchased, or in any manner acquired by any Lender if such issuance or Transfer would result in a Lender owning Units or Preferred Units.

           (b) If any Units or Preferred Units are accepted, purchased, or in any manner acquired by any Lender resulting in a violation of Section 6.7(a) hereof, any such purchase or acquisition shall be null and void with respect to such Units or Preferred Units (“Excess Units”). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Lender shall be conclusively deemed to have acted as an agent on behalf of the Company in acquiring the Excess Units and to hold such Excess Units on behalf of the ultimate owner of such Excess Units. Any Lender who receives any distribution paid on account of Excess Units shall hold and retain such distributions as agent for the ultimate owner of such Excess Units.

           (c) While the Excess Units are so held on behalf of the ultimate owner of such Excess Units, such Excess Units shall not have any voting rights and shall not be considered for purposes of any Member vote and/or for determining a quorum for such a vote. The Excess Units shall be treated as outstanding Units or Preferred Units.

           (d) In the event that a Member knowingly holds Excess Units and the other Members’ basis for federal income tax purposes is reduced, such Member shall be required to indemnify the Company for the full amount of any damages and expenses (including the Company’s estimate of the costs (including tax costs) to the other Members, reasonable attorneys’ fees and administrative costs) resulting from the shift of basis for federal income tax purposes.

           (e) Upon discovering the ownership of any Excess Units, the Board of Managers may

1.	Cause the Company to immediately redeem such Excess Units at the Redemption Price (as defined below) or

2.	Grant the holder thereof thirty (30) days to Transfer such Excess Units to any Person whose ownership of such Excess Units would not result in a violation of Section 6.7(a) hereof.

           Upon such permitted Transfer, the Company shall pay or distribute to the Transferee any distributions on the Excess Units not previously paid or distributed. If such Excess Units are not Transferred within such thirty (30)-day period, the Company will redeem such Units and Preferred Units at the Redemption Price (as defined below). For purposes of this Section 6.7(e), the “Redemption Price” shall mean the lesser of the price paid for such Excess Units by the Member in whose possession the redeemed Units and Preferred Units were Excess Units or the Book Value of the Excess Units represented by the positive balance in the Capital Account relating to such Units and Preferred Units. For purposes of this Section 6.7(e), the term “Lender” shall mean

1.	Any Person who is currently owed money by the Company in an amount exceeding Five Hundred Thousand Dollars ($500,000), and

2.	Any Person related to a Person described in (1) above under the rules of Treasury Regulation Section 1.752-4(b).

           The Board of Managers may exempt a Lender from the provisions of this Section 6.7 upon receipt of an opinion of counsel that other Members will not suffer any material negative affects as a consequence of such Lender’s owning Units or Preferred Units.

           If any provision of this Section 6.7 or any application thereof is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     6.8 Record Holder of Units and Preferred Units. Except as otherwise provided by applicable law, the terms of the Limited Liability Company Agreement, or the Bylaws, the Company

           (a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of Units and Preferred Units to receive distributions and to vote as such owner and

           (b) shall not be bound to recognize any equitable or other claim to or interest in such Units or Preferred Units on the part of any other person, whether or not it shall have express or other notice thereof.

     The Company may treat a fiduciary as having capacity and authority to exercise all rights of ownership in respect of Units and Preferred Units held by such fiduciary in the name of a decedent holder, a person, firm or corporation in conservation, receivership or bankruptcy, a minor, an incompetent person, or a person under disability, as the case may be, for whom such fiduciary is acting, and the Company, its Transfer Agent and its registrar, if any, upon presentation of evidence of appointment of such fiduciary shall be under no duty to inquire as to the powers of such fiduciary and shall not be liable for any loss caused by any act done or omitted to be done by the Company or its Transfer Agent or registrar, if any, in reliance thereon.

     6.9 Determination of Unit Holders of Record. In order that the Company may determine the Unit Holders entitled to notice of or to vote at any meeting of Unit Holders or any adjournment thereof, or to express consent to the Company’s actions in writing without a meeting, or entitled to exercise any rights in respect of any change, conversion or exchange of Units and Preferred Units, or for the purpose of any other lawful action, the Board of Managers may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action.

           If no record date is fixed:

           (a) The record date for determining Unit Holders entitled to notice of or to vote at a meeting of Unit Holders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

           (b) The record date for determining Unit Holders entitled to express consent to limited liability company action in writing without a meeting, when no proper action by the Board of Managers is necessary, shall be the day on which the first written consent is expressed.

           (c) The record date for determining Unit Holders for any other purpose shall be at the close of business on the day on which the Board of Managers adopts the resolution relating thereto.

           A determination of Unit Holders of record entitled to notice of or to vote at a meeting of Unit Holders shall apply to any adjournment of the meeting; provided, that the Board of Managers may fix a new record date for the adjourned meeting.

     6.10 Current Transfer Restrictions.

     The transfer restrictions in this section 6.10 are set forth in Part B of the company’s Transfer Application and were adopted by the Unit Holders on [June 25,] 2003 and incorporated by reference into Article 6 of the Limited Liability Company Agreement (the “Current Transfer Restrictions”):

           (a) Unless waived in an individual case by the Company for good cause shown, no Transfer Application shall be deemed received by the Company or by its Transfer Agent prior to the close of business on the thirtieth (30th) calendar day following the Company’s receipt of all parts of a Transfer Application, fully completed, duly executed by the parties thereto and in a form satisfactory to the Company. Until that time, no event which is deemed by the Limited Liability Company Agreement or the Bylaws to occur upon the Company’s receipt of such a Transfer Application shall be deemed to have occurred. By way of illustration, and not of limitation, the proposed Transferee shall not be considered a Transferee or Assignee, and shall not have the right to seek admission as a Substituted Member, prior to that date. Moreover, no Transfer shall be effective as between the proposed Transferor and the proposed Transferee prior to that date. In connection with any Transfer Application, the Transferor and Transferee shall promptly provide such additional information as the Company may request. The Company shall not recognize or register any Transfer that fails to comply with the foregoing requirements, nor shall the Company forward any part of the Transfer Application to the Company’s Transfer Agent for registration of the Transfer. This Paragraph (a) shall not be applicable to any Transfer effected by will or last testament or by the laws of descent and distribution, and this Paragraph (a) shall not apply to any Transfer as to which the proposed Transferor is a tax-exempt entity; provided that the other provisions of this section shall be fully applicable in the case of such proposed Transfers.

           (b) Except as may be authorized by the Board of Managers prior to a Transfer, by vote of a majority of the Managers then holding office, no Person may acquire, by any means, Beneficial Ownership (as defined below) of any Unit or Preferred Units if, as a result of such acquisition, such Person would become the Beneficial Owner (as so defined) of ten percent (10%) or more of the outstanding Units and Preferred Units of the Company (the “Ownership Limit”). Notwithstanding the foregoing, no Person shall be deemed to have exceeded the Ownership Limit as the result of an acquisition of Units or Preferred Units by the Company which, by reducing the number of Units or Preferred Units outstanding, increases the proportionate number of Units and Preferred Units beneficially owned by such Person to ten percent (10%) or more of the Units and Preferred Units then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of ten percent (10%) or more of the Units and Preferred Units then outstanding by reason of Unit and Preferred Units purchases by the Company and shall, after such Unit and Preferred Units purchases by the Company, become the Beneficial Owner of any additional Units and Preferred Units, then such Person shall be deemed to have exceeded the Ownership Limit by the amount of such additional purchase.

           A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own,” any Units or Preferred Units:

1.	which such Person or any of such Person’s Affiliates or Associates (as such terms are defined below) Beneficially Owns, directly or indirectly; or

2.	which such Person or any of such Persons’ Affiliates or Associates has

(A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own,” Units or Preferred Units tendered pursuant to a tender or exchange offer made on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered Units or Preferred Units are accepted for purchase or exchange; or

(B) the right to vote or to have voted pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own” any Units or Preferred Units if the agreement, arrangement or understanding to vote such Unit or Preferred Units (1) consists solely of a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (2) is not then reportable pursuant to Section 13(d) under the Exchange Act (or any comparable or successor provision); or

3.	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso in clause (B) of the preceding paragraph (b)2) or disposing of any Units or Preferred Units of the Company.

           “Affiliate” shall have the meaning set forth in the Limited Liability Company Agreement, and “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on November 9, 2001.

           (c) Any Transfer that would result in a violation of the Ownership Limit shall be void ab initio as to the Transfer of such number of Units and Preferred Units that would cause the violation of the Ownership Limit, and the proposed Transferee (the “Disqualified Holder”) shall acquire no rights in such Units and Preferred Units. If the foregoing Transfer Restriction shall be determined by a court having jurisdiction to do so to be beyond the power of the Board to effectuate or invalid, prohibited or unenforceable for any other reason, then upon any event that results in a violation of the Ownership Limit, the Units and Preferred Units in excess of the Ownership Limit shall be deemed to have been transferred to the Company or its designee, not as beneficial owner but in trust (the “Trust”) and as trustee for the exclusive benefit of such Disqualified Holder and the beneficiary or beneficiaries to whom an interest in such Trust may later be transferred.

1.	The Disqualified Holder shall retain the right to receive allocations and distributions with respect to Units and Preferred Units held in the Trust in accordance with the terms of the Limited Liability Company Agreement, and for all tax purposes including the allocation of gain and losses with respect to the Units and Preferred Units, the Disqualified Holder will be treated as the Beneficial Owner of such Units and Preferred Units, except that such Disqualified Holder shall not be accorded any voting rights with respect to the Units and Preferred Units. Instead, Units and Preferred Units held in the Trust shall be voted solely by the trustee of the Trust. The trustee shall cast such votes for or against any proposition on which Unit Holders are entitled to vote (or, as to elections, in favor of each nominee) in the same proportion as all other Units and Preferred Units which are voted on such matters are voted.

2.	The Disqualified Holder may designate a beneficiary of an interest of Units or Preferred Units held in Trust (representing a specified number of Units and Preferred Units held by the Trust), if those Units and Preferred Units held in Trust plus the Units and Preferred Units Beneficially Owned by such beneficiary would not exceed the Ownership Limit if transferred to such beneficiary. Upon the designation of a beneficiary of an interest in the Trust, the corresponding number of Units and Preferred Units in the Trust shall be released to the beneficiary. Notwithstanding the foregoing, prior to any transfer of any interest in the Trust, the Disqualified Holder and the designee must fully complete, duly execute and deliver to the Secretary of the Company all parts of a Transfer Application, which shall be subject to all the provisions of this section and of the Limited Liability Company Agreement and Bylaws to the same extent as if the Disqualified Holder were a Transferor of Membership Interests and the designee were a proposed Transferee.

3.	Any Trust created pursuant to the above provisions shall continue in effect until the earlier of the liquidation or dissolution of the Company in accordance with the terms of the Limited Liability Company Agreement or the transfer of all Units and Preferred Units out of the Trust in accordance with Paragraph (c)(2) above.

           It is the intention of the Board of Managers that if any particular provision of the foregoing Transfer Restrictions shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Transfer Restrictions or affecting the validity or enforceability of the Transfer Restrictions or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Transfer Restrictions or affecting the validity or enforceability of such provision in any other jurisdiction.

     6.11 Additional Restrictions on Transfer.

           (a) Notwithstanding the other provisions of this Article 6, no Transfer of any Membership Interests shall be made if such Transfer would

1.	Violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer,

2.	Terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, or

3.	Cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

           (b) The Board of Managers may amend or modify the Current Transfer Restrictions or impose additional restrictions on the Transfer of Membership Interests if the Board

1.	Determines based upon a subsequent opinion of counsel that such restrictions are necessary to avoid a significant risk of the Company being treated as an association taxable as a corporation or otherwise being taxed as an entity, or

2.	Determines, in good faith, that such action is in the best interest of the Company and the Members, collectively.

ARTICLE VII
GENERAL PROVISIONS

     7.1 Contracts, etc. Except as otherwise provided by applicable law, the terms of the Limited Liability Company Agreement or these Bylaws, the Board of Managers may authorize any officer or officers, any employee or employees, or any agent or agents, to enter into any contract or to execute, acknowledge or deliver any agreement, deed, mortgage, bond or other instrument in the name of an on behalf of the Company, and to affix the Company’s seal, if any, thereon. Such authority may be general or confined to specific instances.

     7.2 Checks. All checks, notes, obligations, bills of exchange, acceptances or other orders in writing shall be signed by such person or persons as the Board of Managers may from time to time designate by resolution, or by those officers of the Company given such express authority by the terms of these Bylaws.

     7.3 Company’s Seal. The Company’s seal, if any such seal is approved by the Board of Managers, shall have inscribed thereon the name of the Company and the year of its formation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

     7.4 Deposits. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Managers may approve or designate, and all such funds shall be withdrawn only upon checks or other orders signed by such one or more officers, employees or agents as designated in the Limited Liability Company Agreement, in these Bylaws or from time to time by the Board of Managers.

     7.5 Amendment of Bylaws. Except as otherwise provided by the terms of the Limited Liability Company Agreement, these Bylaws may be amended, modified or repealed, or new Bylaws may be adopted, by the affirmative vote of a majority of all members of the Board of Managers then in office at any regular meeting of the Board of Managers, or at any special meeting thereof, if notice of such amendment, modification, repeal, or adoption of new Bylaws is contained in the notice of such special meeting.

     7.6 Limited Liability Company Agreement. In the event of a conflict between the provisions of these Bylaws and the provisions of the Limited Liability Company Agreement or of applicable law or regulation, the terms of the Limited Liability Company Agreement, such law or such regulation respectively, shall control. Any terms not defined herein shall have the meaning set forth in the Limited Liability Company Agreement.